Exhibit 10.4.1

AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

THIS AMENDMENT is made effective as of March 2, 2005, between VITACUBE SYSTEMS HOLDINGS, INC., a Nevada corporation (the “Corporation”), and SANFORD D. GREENBERG (“Optionee”).

BACKGROUND

A.                                   The parties entered into a Stock Option Agreement dated effective as of April 1, 2004 (the “Agreement”).  Certain terms used and not defined in this Amendment will have the meaning given to them in the Agreement.

B.                                     On December 8, 2004, the Corporation effected a 1-for-5 reverse split of its Common Stock (the “Reverse Split”).

C.                                     As an inducement to Earnest Mathis to become chief executive officer and president of the Corporation, Optionee agreed to surrender options to purchase 275,000 shares of Common Stock granted under the Agreement.

D.                                    As a major shareholder in the Corporation, Optionee benefits by having Mr. Mathis become chief executive officer and president of the Corporation.

E.                                      The parties desire to amend the Agreement to reflect the Reverse Split and the forfeiture of the options.

In consideration of the Background, the parties agree as follows:

1.                                       The number of shares of Common Stock subject to the Option is 525,000.

2.                                       The Purchase Price for the Option is $3.00 per share, subject to adjustment as provided in the Agreement.

3.                                       Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

2.1                                 As of the date of this Amendment, options to purchase 200,000 shares of Common Stock are fully vested.  Provided Optionee is still employed with the Corporation as of the vesting date set forth below, the balance of this Option will vest and be exercisable in increments as follows:

Number of Shares
Vesting Date	of Common Stock Vested

01/01/06	200,000
01/01/07	125,000

Each increment of Common Stock that has vested hereinafter referred to as the “Vested Options.”  Except as provided in Section 2.2, upon termination of Optionee’s employment with the Corporation, this Option will be exercisable only with respect to Vested Options as of the date of termination of employment.  Except as provided in Section 2.3, Vested Options will be exercisable for a period of five years following their vesting date.  The Option will terminate and cease to be outstanding for any Vested Options for which the Option has not been exercised on the five year anniversary of the respected vesting dates unless earlier terminated as provided in Section 2.3.

4.                                       Except as set forth above, the Agreement shall remain in full force and effect.

Dated as of the day and year first written above.

VITACUBE SYSTEMS HOLDINGS, INC.

By:	/s/ Mary Pat O’Halloran
Mary Pat O’Halloran, Chief Financial Officer

/s/ Sanford D. Greenberg
Sanford D. Greenberg